Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2019 THIRD QUARTER RESULTS

•	Achieves Fourth Consecutive Quarter of Positive Same-Store Sales

•	Delivers Third Quarter Earnings Per Share of $0.30 vs. $0.15 in the Prior Year

•	Declares Quarterly Cash Dividend of $0.05 Per Share

EL SEGUNDO, Calif., October 29, 2019 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2019 third quarter ended September 29, 2019.

Net sales for the fiscal 2019 third quarter were $266.2 million, compared to net sales of $266.4 million for the third quarter of fiscal 2018. Same store sales increased 0.3% for the third quarter of fiscal 2019, which represents the Company’s fourth consecutive quarter of positive same-store sales.

Gross profit for the fiscal 2019 third quarter was $86.0 million, compared to $82.5 million in the third quarter of the prior year. The Company’s gross profit margin was 32.3% in the fiscal 2019 third quarter, versus 31.0% in the third quarter of the prior year.

Selling and administrative expense as a percentage of net sales was 28.9% in the fiscal 2019 third quarter versus 29.2% in the third quarter of the prior year. Overall selling and administrative expense for the quarter decreased $0.8 million from the prior year.

Net income for the third quarter of fiscal 2019 was $6.4 million, or $0.30 per diluted share, compared to net income for the third quarter of fiscal 2018 of $3.1 million, or $0.15 per diluted share.

For the 39-week period ended September 29, 2019, net sales increased to $752.4 million from net sales of $740.5 million in the first 39 weeks of last year. Same store sales increased 1.8% in the first 39 weeks of fiscal 2019 versus the comparable period last year. Net income for the first 39 weeks of fiscal 2019 was $8.1 million, or $0.38 per diluted share, including a $0.02 per diluted share charge for the write-off of deferred tax assets related to share-based compensation, compared to net income for the first 39 weeks of fiscal 2018 of $1.6 million, or $0.07 per diluted share, including a $0.01 per diluted share charge for the write-off of deferred tax assets related to share-based compensation.

Operating cash flow for the 2019 fiscal year-to-date period was a positive $13.7 million, compared to a negative $8.1 million in the prior year period. This $21.7 million improvement in operating cash flow contributed to reduced revolving credit borrowings year-over-year, with $60.6 million in borrowings at quarter-end, reflecting a $22.9 million or 27% improvement versus the prior year.

“With our fourth consecutive quarter of same-store sales growth, we delivered earnings significantly ahead of our guidance and double the prior year’s third quarter earnings,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “A huge contributor to the strong earnings performance was the 94 basis-point expansion of our merchandise margins, which marked our strongest margin performance of any third quarter since we became a publicly traded company in 2002. The increase reflects a shift in sales mix toward higher-margin products along with the successful impact of our efforts to optimize pricing and promotions.”

Mr. Miller continued, “Our fourth quarter is off to a solid start, with our year-over-year sales and merchandise margin trends accelerating from the third quarter. October is a very low volume period for our business, and as always, the keys to the fourth quarter will be the holiday period and the start of the winter selling season across our markets. We feel well positioned from a promotional standpoint for the holiday season and believe that our fresh seasonal inventory will resonate well with our customers when winter weather arrives.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on December 13, 2019, to stockholders of record as of November 29, 2019.

Guidance

For the fiscal 2019 fourth quarter, the Company expects same store sales to be in the positive low single-digit range and expects to realize a loss per share in the range of $0.04 to $0.16, compared to a same store sales increase of 1.1% and a loss per share of $0.24, including $0.08 per share of charges primarily related to asset impairment and contract termination costs, in the fourth quarter of fiscal 2018. Fiscal 2019 fourth quarter earnings guidance reflects an expectation for continued merchandise margin expansion over the prior year period. Given the Company’s fourth quarter guidance, the Company expects fiscal 2019 full year earnings to be in the range of $0.22 to $0.34 per diluted share.

Store Openings

During the third quarter of fiscal 2019, the Company closed one store. During the fiscal 2019 fourth quarter, the Company anticipates opening two stores, including the relocation of one store that closed during the quarter. For the fiscal 2019 full year, the Company anticipates opening three stores and closing five stores, including one relocation.

Conference Call Information

The Company will host a conference call and audio webcast today, October 29, 2019, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the third quarter of fiscal 2019. To access the conference call, participants in North America should dial (877) 407-9039, and international participants should dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through November 5, 2019 by calling (844) 512-2921 to access the playback; the passcode is 13695834.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 433 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended September 29, 2019. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 29, 2019	December 30, 2018
ASSETS
Current assets:
Cash	$5,042	$6,765
Accounts receivable, net of allowances of $34 and $28, respectively	10,332	14,184
Merchandise inventories, net	310,514	294,900
Prepaid expenses	8,395	9,224

Total current assets	334,283	325,073

Operating lease right-of-use assets, net	270,363	—
Property and equipment, net	70,524	76,488
Deferred income taxes	13,930	14,543
Other assets, net of accumulated amortization of $1,968 and $1,772, respectively	3,725	3,457

Total assets	$692,825	$419,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,375	$80,613
Accrued expenses	59,653	67,659
Current portion of operating lease liabilities	66,673	—
Current portion of finance lease liabilities	2,546	2,322

Total current liabilities	219,247	150,594

Operating lease liabilities, less current portion	219,474	—
Finance lease liabilities, less current portion	4,710	4,823
Long-term debt	60,642	65,000
Deferred rent, less current portion	—	14,615
Other long-term liabilities	8,108	9,668

Total liabilities	512,181	244,700

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,321,899 and 25,074,307 shares, respectively; outstanding 21,671,686 and 21,424,094 shares, respectively	253	250
Additional paid-in capital	119,602	118,351
Retained earnings (1)	103,316	98,787
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	180,644	174,861

Total liabilities and stockholders’ equity	$692,825	$419,561

(1)	In the first quarter of fiscal 2019, the Company recorded an after-tax decrease to beginning retained earnings of $0.3 million for a change in accounting principle related to leases.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net sales	$266,150	$266,351	$752,401	$740,480
Cost of sales	180,158	183,852	517,416	509,984

Gross profit	85,992	82,499	234,985	230,496
Selling and administrative expense (1)	76,886	77,680	221,676	225,824

Operating income	9,106	4,819	13,309	4,672
Interest expense	683	860	2,197	2,309

Income before income taxes	8,423	3,959	11,112	2,363
Income tax expense (2)	2,026	844	3,023	805

Net income	$6,397	$3,115	$8,089	$1,558

Earnings per share (1)(2):
Basic	$0.30	$0.15	$0.38	$0.07

Diluted	$0.30	$0.15	$0.38	$0.07

Weighted-average shares of common stock outstanding:
Basic	21,132	20,990	21,093	20,972

Diluted	21,154	21,000	21,125	21,021

(1)	In the second quarter of fiscal 2019, the Company recorded a favorable settlement of $1.1 million, or $0.03 per diluted share, related to the termination of a software contract.

(2)

In the first nine months of fiscal 2019 and 2018, the Company recorded charges of $0.4 million, or $0.02 per diluted share, and $0.2 million, or $0.01 per diluted share, respectively, to write-off deferred tax assets related to share-based compensation.